UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 23, 2014

MEDIACOM LLC

(Exact name of Registrant as specified in its charter)

New York	333-82124-01	06-1433421
(State of organization)	(Commission File No.)	(I.R.S. Employer Identification No)

1 Mediacom Way

Mediacom Park, NY 10918

(Address of principal executive offices)

Registrant’s telephone number, including area code: (845) 443-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On June 23, 2014, Mediacom LLC announced that its operating subsidiaries received commitments (the “term loan commitments”) for $350 million of senior secured term loans with a final maturity of June 30, 2021 (the “new term loan”).

Subject to customary closing conditions, Mediacom LLC intends to complete and draw the new term loan in the third quarter of 2014 and use the net proceeds to fully redeem its existing 9 1⁄8% senior notes due 2019, which have an aggregate principal amount of $350 million. The new term loan will be made pursuant to the existing bank credit agreement between the operating subsidiaries of Mediacom LLC and the lenders thereto.

The term loan commitments are available until September 16, 2014. Until the new term loan has been completed and funded, a ticking fee will be charged at a rate per annum of: (i) 1.50% of the term loan commitment amount for the period from and including July 18, 2014 to but excluding August 17, 2014; and (ii) 3.75% of the term loan commitments amount for the period from and including August 17, 2014 to but excluding September 16, 2014. If the new term loan has not been completed and funded by September 16, 2014, the new term loan commitments will expire.

A copy of the press release announcing the term loan commitments is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Press release, dated June 23, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2014

Mediacom LLC

By:	/s/ Mark E. Stephan
Mark E. Stephan
Executive Vice President and Chief Financial Officer

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